                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                               Dime Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                                  [DIME LOGO]

                               DIME BANCORP, INC.
                                589 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 29, 1999

     The Annual Meeting of Stockholders of Dime Bancorp, Inc. will be held in the Trianon Ballroom of the New York Hilton & Towers, located at 1335 Avenue of the Americas, New York, New York, on Thursday, April 29, 1999 at 10:00 a.m. for the following purposes:

     1.  To elect six directors;

     2. To approve an amendment to the Dime Bancorp, Inc. 1993 Employee Stock Purchase Plan; and

     3. To ratify the appointment of KPMG LLP as independent public accountants of Dime Bancorp for the 1999 fiscal year;

all as set forth in the proxy statement accompanying this Notice, and to transact such other business as may properly come before the annual meeting and any adjournments. The Board of Directors has fixed the close of business on March 5, 1999 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the annual meeting. A complete list of the stockholders entitled to vote at the annual meeting shall be open to inspection by any stockholder, for any lawful purpose germane to such meeting, at any time during usual business hours for a period of ten days prior to such meeting at the offices of Dime Bancorp located at 589 Fifth Avenue, Second Floor, Investor Relations Department, New York, New York 10017 (telephone 212-326-6170).

     A copy of Dime Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998 is enclosed.

                                   By order of the Board of Directors,
                                   /s/ Gene C. Brooks
                                   Gene C. Brooks
                                   Secretary

New York, New York
March 31, 1999

     YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WE ENCOURAGE YOU TO VOTE BY PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE MEETING EVEN IF YOU CANNOT ATTEND. ALL STOCKHOLDERS CAN VOTE BY WRITTEN PROXY CARD. ALL STOCKHOLDERS OF RECORD AND MANY "STREET NAME" STOCKHOLDERS ALSO CAN VOTE VIA TOUCHTONE TELEPHONE, OR VIA THE INTERNET USING THE INSTRUCTIONS ON YOUR PROXY CARD. AND, OF COURSE, YOU MAY VOTE IN PERSON AT THE MEETING IF YOU SO CHOOSE.

                                  [DIME LOGO]

                               DIME BANCORP, INC.
                                589 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                           -------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 29, 1999
                            ------------------------

     This proxy statement and the accompanying proxy card are being mailed to stockholders of Dime Bancorp, Inc. commencing on or about March 31, 1999 in connection with the solicitation by Dime Bancorp's Board of Directors of proxies to be used at the annual meeting of stockholders to be held in the Trianon Ballroom of the New York Hilton & Towers, located at 1335 Avenue of the Americas, New York, New York, at 10:00 a.m. on April 29, 1999.

     All proxies properly submitted by telephone or via the Internet and all properly executed written proxies that are delivered pursuant to this proxy statement will be voted on all matters that properly come before the annual meeting for a vote. If your proxy specifies instructions with respect to the matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are specified, your shares will be voted (a) FOR the election of the directors named in Proposal 1, (b) FOR Proposal 2 (approval of an amendment to the Dime Bancorp, Inc. 1993 Employee Stock Purchase
Plan), (c) FOR Proposal 3 (ratification of independent public accountants), and
(d) in the discretion of the proxy holders, as to any other matters that may properly come before the annual meeting. Your proxy may be revoked at any time prior to being voted by: (i) filing with the Secretary of Dime Bancorp (Gene C. Brooks, at 589 Fifth Avenue, New York, New York 10017) written notice of such revocation, (ii) submitting a duly executed proxy bearing a later date, or (iii) attending the annual meeting and giving the Secretary notice of your intention to vote in person.

     The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by individuals holding registered shares or shares held under certain Dime stock-based employee benefit plans who are interested in voting via telephone or the Internet are set forth on the enclosed proxy card. In many cases, "street name" stockholders may vote via telephone or the Internet by following instructions provided by their broker or bank.

     WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOU ARE ASKED TO VOTE PROMPTLY USING THE TELEPHONE VOTING SYSTEM, ACCESSING THE WORLD WIDE WEB SITE INDICATED ON YOUR PROXY CARD TO VOTE VIA THE INTERNET, OR BY SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD.

     Shares can be voted at the annual meeting only if you are represented by proxy or are present in person.

                         VOTING STOCK AND VOTE REQUIRED

     The Board of Directors has fixed the close of business on March 5, 1999 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 111,337,493 shares of Dime Bancorp common stock outstanding. Each stockholder of record on the record date is entitled to one vote for each share held. Information with respect to the beneficial ownership of common stock by the directors and executive officers of Dime Bancorp and certain other persons is set forth under the caption "Stock Ownership of Management and Certain Beneficial Owners."

     The Board of Directors has adopted a policy on confidential voting. The policy provides that all proxies, ballots, and voting tabulations that identify the vote of a particular stockholder be held in confidence by the independent tabulators and inspectors of election (currently BankBoston, N.A.) and not disclosed to any other person, including Dime Bancorp and its directors, officers, and employees, except in certain limited circumstances, including: (i) as necessary to meet legal requirements or to pursue or defend legal actions;
(ii) to allow the inspectors of election to certify the results of the vote;
(iii) when expressly authorized by a stockholder; (iv) in the event of a contested proxy solicitation; or (v) if a bona fide dispute exists regarding the authenticity of any proxy card or ballot or the accuracy of any tabulation of votes. However, the policy permits disclosure of any comments or other information written on any proxy card or ballot without reference to the vote of the stockholder, except where such vote is included in, and necessary to an understanding of, such written material.

     Approval of the election of directors (Proposal 1), the amendment to the Dime Bancorp, Inc. 1993 Employee Stock Purchase Plan (Proposal 2), and the ratification of the appointment of Dime Bancorp's independent public accountants (Proposal 3) requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the annual meeting. Abstentions and broker non-votes will be counted as being present at the annual meeting and will have the same effect as votes against each of the proposals.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of 17 members, each of whom also serves as a director of The Dime Savings Bank of New York, FSB. (As used herein, the term "Dime" refers, as appropriate, to Dime Bancorp, Dime Savings, and their subsidiaries, collectively, to Dime Bancorp, individually, or to Dime Savings, individually.) Dime Bancorp's Amended and Restated Certificate of Incorporation provides that the Board of Directors must be divided into three classes as nearly equal in number as possible. The class to which each director has been assigned is designated as Class I, Class II, or Class III. The term of office of the directors in Class II expires at the annual meeting, the term of office of the directors in Class III expires at the annual meeting of stockholders scheduled to be held in 2000, and the term of office of the directors in Class I expires at the annual meeting of stockholders scheduled to be held in 2001. At each annual meeting of stockholders, each of the successors of the directors whose terms expire at the meeting will be elected to serve for a term of three years expiring at the third annual meeting of stockholders following the annual meeting of stockholders at which the successor director was elected.

     Six directors will be elected at the annual meeting. All of the nominees are currently serving as directors of Dime Bancorp. Each of the nominees has been nominated for election to serve for a term of three years.

     The persons named as proxies in the enclosed proxy card intend to vote for the election of the persons listed below, unless the proxy card is marked to indicate that such authorization is expressly withheld. Should any of the listed persons withdraw or be unable to serve (which the Board of Directors does not expect) or should any other vacancy occur in the Board of Directors, it is the intention of the persons named in the enclosed proxy card to vote for the election of such persons as may be recommended to the Board of Directors by the Governance and Nominating Committee of the Board. If there are no substitute nominees, the size of the Board of Directors may be reduced.

     The following section sets forth the names, ages, and terms of, and principal occupations and length of Board service for, the six persons nominated for election as directors of Dime Bancorp at the annual meeting and each other director of Dime Bancorp who will continue to serve as a director after the annual meeting.(1)

NOMINEES FOR DIRECTOR:

DERRICK D. CEPHAS joined the Board in 1994. Mr. Cephas, 47, has been a partner in the New York law firm of Cadwalader, Wickersham & Taft since 1994. Since November 1996, Mr. Cephas has been a director of Merrill Lynch International Bank, an Edge Act corporation and an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. He has been a director of D.E. Shaw & Co., which serves as the direct or indirect general partner or manager of several privately-held securities and technology businesses (including registered broker-dealers and registered commodity pool operators), since February 1996. He was the New York State Superintendent of Banks from July 1991 to June 1994.

RICHARD W. DALRYMPLE joined the Board in 1990. Mr. Dalrymple, 55, has been the
     President of Teamwork Management, Inc., an executive recruiting firm, since its formation in 1997. Prior to the merger of Dime Bancorp and Anchor Bancorp in January 1995, Mr. Dalrymple served as President, Chief Operating Officer, and a director of Anchor Bancorp since its formation and as President, Chief Operating Officer, and a director of Anchor Savings since 1990. Mr. Dalrymple has been a director of Waterhouse Investors Family of Funds, Inc., a registered investment company, since 1996, a director of National Investors Cash Management Fund, Inc., a registered investment company, since 1997, a director of National Center for Disability Services since 1983, and currently serves as its Chairman, a trustee of The Shannon McCormack Foundation, Inc. since 1988, a trustee of the Kevin Scott Dalrymple Foundation since 1993.

FRED B. KOONS joined the Board in January 1999. Mr. Koons, 54, has been Chief
     Executive Officer, Mortgage Banking, of Dime Bancorp and Dime Savings since December 1996. From July 1996 until he joined Dime, Mr. Koons was a consultant to Dime regarding its mortgage banking strategy. From 1986 until 1995, Mr. Koons served as President, Chairman and Chief Executive Officer of Chase Manhattan Mortgage Corporation, Chairman and Chief Executive Officer of Chase Educational Finance Corp. and Executive Vice President of Chase Manhattan Bank, N.A. (now Chase Bank).

MARGARET OSMER-MCQUADE joined the Board in 1980. Ms. Osmer-McQuade, 60, has served as President of Qualitas International, an international consulting firm, since 1993. She served as Vice President of the Council on Foreign Relations from 1987, and as Director of Programs for the Council from 1979, through 1993. Prior to 1979, she was a television producer and correspondent for CBS News and ABC News. Ms. Osmer-McQuade has been a trustee of Cornell University since 1986, an overseer of Cornell Medical College since 1988, and Chairman of the Advisory Board of Cornell University/New York Hospital Medical Center since 1995. She is also a trustee of the New York City School Volunteer Program and the National Helpers Network. She has served as a member of the Pace University Advisory Council since 1984. She was a member of Lincoln Bank of Philadelphia from 1971 to 1973 and a consultant to American Express Company from 1979 to 1982.

HOWARD SMITH joined the Board in 1965. Mr. Smith, 68, has been President of
     Virginia Dare Extract Co., Inc., Brooklyn, New York, a manufacturer of flavors, since 1960. He is the Chairman of Lutheran Medical Center, a Director of the Brooklyn Chamber of Commerce, a Trustee and a past President of the Brooklyn Public Library, Chairman of the United Hospital Fund of New York, and a Director, Treasurer and past President of The Flavor and Extract Manufacturers' Association of the U.S.

---------------

(1) Periods of service as a member of the Board includes service as a member of the Board of Directors of Anchor Bancorp, Inc. and/or the Board of Directors of Anchor Savings Bank, FSB, and certain predecessor institutions, prior to the formation of Anchor Bancorp in 1991, as well as service as a member of the Board of Directors of Dime Savings prior to the formation of Dime Bancorp in 1994.

IRA T. WENDER joined the Board in 1992. Mr. Wender, 72, is the sole owner of Ira
     T. Wender, P.C., which has provided services as of counsel since 1994 to, and which held a partnership interest from 1988 through 1993 in, the law firm of Patterson, Belknap, Webb & Tyler LLP. Mr. Wender was a director of Perry Ellis International, Inc., a privately held corporation, from 1991 to October 1994, and he also served as its Chairman of the Board between January and September 1994 and its Vice Chairman from that date until October 1994. From 1983 to 1986, he was Chairman of a private investment company. Prior to that, Mr. Wender served for four years as President and Chief Executive Officer of Warburg Paribas Becker, Inc., an investment company. He is a director of REFAC Technology, Inc., United Investors Realty Trust and Deotexis, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR.

CONTINUING DIRECTORS:

FREDERICK C. CHEN joined the Board in 1988. Mr. Chen, 71, is retired from Peat
     Marwick Main & Co. (now KPMG LLP), a firm of certified public accountants, where he was a senior banking partner from 1966 to 1987. He is a trustee of Republic Funds (formerly FundTrust), an investment company. Mr. Chen's term expires in 2001.

J. BARCLAY COLLINS II joined the Board in 1993. Mr. Collins, 54, has served as Executive Vice President and General Counsel of Amerada Hess Corporation since 1990 and as a director since 1986. Mr. Collins joined Amerada Hess in 1984 as Vice President and General Counsel. He is also a director of the United Hospital Fund of New York and the Treasurer of The Brooklyn Hospital Center. Mr. Collins' term expires in 2000.

JAMES F. FULTON joined the Board in 1981. Mr. Fulton, 68, has been President of
     Fulton + Partners, Inc. (planning and design consultants) since 1966 and Chairman of the Board of Pratt Institute (an educational institution) since 1992. Mr. Fulton has also been Chairman of The Design History Foundation and the publisher of Places, a journal of environmental design, since 1989. Mr. Fulton's term expires in 2000.

VIRGINIA M. KOPP joined the Board in 1981. Mrs. Kopp, 69, is active in community affairs. From 1983 until her retirement in 1987, Ms. Kopp was co-owner and operator of a retail business. Prior to that time, she was associated with retailer and merchandiser Alvin Elitzer, Inc. from 1973 to 1983. Mrs. Kopp's term expires in 2000.

JAMES M. LARGE, JR. joined the Board in 1989. Mr. Large, 66, has been Chairman
     Emeritus of Dime Bancorp since April 1998. Prior to that date, Mr. Large served as Chairman of the Board of Dime Bancorp since January 1995 and as the Chief Executive Officer of Dime Bancorp and the Chairman of the Board and Chief Executive Officer of Dime Savings from January 1995 until his retirement at the end of 1996. Prior to the merger of Dime Bancorp and Anchor Bancorp, Mr. Large was Chairman of the Board and Chief Executive Officer of Anchor Bancorp since its formation and Chairman of the Board and Chief Executive Officer of Anchor Savings since April 1989. Mr. Large's term expires in 2001.

JOHN MORNING joined the Board in 1979. Mr. Morning, 67, has been President of
     John Morning Design, Inc. (a graphic design firm) since 1960. He is a director of the Charles E. Culpeper Foundation and a director and former Chairman of Henry Street Settlement. He is a trustee of the City University of New York and serves as Vice Chairman of the New York City Advisory Commission for Cultural Affairs and as Vice Chair of the Association of Governing Boards of Universities and Colleges. He is also a director of the Brooklyn Academy of Music, Lincoln Center Theater, and the New York Landmarks Conservancy. Mr. Morning's term expires in 2001.

SALLY HERNANDEZ-PINERO joined the Board in 1994. Ms. Hernandez-Pinero, 45, has served as a managing director of the Fannie Mae American Communities Fund since July 1998. From October 1994 until she assumed her current position, Ms. Pinero was of counsel to the law firm of Kalkines, Arky, Zall & Bernstein. She is a director of Consolidated Edison Company of New York, Inc. (a public utility), Accuhealth, Inc. (a health care firm), and National Income Realty Trust. She was the Chairwoman of the New York City Housing Authority from February 1992 until January 1994. Ms. Hernandez-Pinero's term expires in 2000.

DR. PAUL A. QUALBEN joined the Board in 1965. Dr. Qualben, 74, is a physician in
     Brooklyn, New York and serves as a psychiatric consultant to Evangelical Lutheran Church in America, the Norwegian Christian Home and Health Center, the Eger Health Care Center of Staten Island, and Wagner College. He is the former Director of Psychiatry at Lutheran Medical Center. Dr. Qualben's term expires in 2001.

EUGENE G. SCHULZ, JR. joined the Board in 1959. Mr. Schulz, 68, served as Vice
     Chairman and General Counsel of Anchor Savings prior to his retirement in 1989. Mr. Schulz joined Anchor Savings as a result of the merger of Anchor Savings with North New York Savings Bank in 1977, where he had been Chief Executive Officer and Chairman of the Board. Mr. Schulz's term expires in 2001.

DR. NORMAN R. SMITH joined the Board in 1993. Dr. Smith, 52, has served as
     President of Wagner College, Staten Island, New York since 1988. Dr. Smith came to Wagner College from Harvard University where he served as assistant dean of the Harvard Graduate School of Education and of the John F. Kennedy School of Government. Dr. Smith's term expires in 2001.

LAWRENCE J. TOAL joined the Board in 1991. Mr. Toal, 61, became the Chairman of the Board of Dime Bancorp in April 1998 and the Chief Executive Officer of Dime Bancorp and the Chairman of the Board and Chief Executive Officer of Dime Savings in January 1997. He has been the President and Chief Operating Officer of Dime Bancorp since its formation and the President and Chief Operating Officer of Dime Savings since 1991. Mr. Toal has been a director of Waterhouse Investors Cash Management Fund, Inc., a registered investment company, since December 1995. Mr. Toal's term expires in 2000.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1998, the Board of Directors held a total of 12 meetings. Each of the directors during 1998 attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees thereof on which he or she served during the period of his or her service. In addition to other committees, as of January 31, 1999, Dime had a Compensation Committee, an Audit Committee, and a Governance and Nominating Committee.

     The members of the Dime Compensation Committee as of January 31, 1999 were Ira T. Wender (Chairman), Derrick D. Cephas, J. Barclay Collins II, Margaret Osmer-McQuade, Dr. Paul A. Qualben, Howard Smith and Dr. Norman R. Smith, all of whom are outside directors (generally, directors who are not Dime employees). The principal functions of the Compensation Committee include (a) establishing and reviewing a framework for the compensation of Dime's executive officers, (b) approving awards under Dime Bancorp's stock incentive plans to officers and employees, (c) reviewing management's recommendations on employee compensation and benefits, (d) reviewing all on-going matters with respect to the compensation of the Board of Directors, (e) jointly with the Governance and Nominating Committee, succession planning, and (f) reporting and making recommendations to the Board of Directors as to such matters. During 1998, the Compensation Committee held a total of eight meetings.

     The members of the Dime Audit Committee as of January 31, 1999 were Frederick C. Chen (Chairman), James F. Fulton, Virginia M. Kopp, Sally Hernandez-Pinero, Eugene G. Schulz, Jr., and Dr. Norman R. Smith, all of whom are outside directors. The principal functions of the Dime Audit

Committee include the review of (a) the records and affairs of Dime to determine its financial condition, (b) Dime's internal audit function and the scope and results of the annual independent audits of Dime by its outside auditors, (c) Dime's internal controls and accounting systems and policies, (d) the basis for certain reports to Dime's regulatory authorities regarding Dime's internal controls and compliance with certain designated laws and regulations, and (e) the reports of examination of Dime by bank regulatory authorities. During 1998, the Dime Audit Committee held a total of six meetings.

     The members of the Governance and Nominating Committee as of January 31, 1999 were Dr. Paul A. Qualben (Chairman), Derrick D. Cephas, J. Barclay Collins II, John Morning, Margaret Osmer-McQuade, Eugene G. Schulz, Jr., and Ira T. Wender, all of whom are outside directors. The principal functions of the Governance and Nominating Committee include (a) considering and proposing candidates for election to the Board of Directors, (b) making recommendations to the Board of Directors to fill vacancies in Board membership, (c) jointly with the Compensation Committee, succession planning, and (d) reviewing and making recommendations to the Board of Directors on matters of corporate governance, such as the operations of the Board of Directors and the membership and structure of its committees. During 1998, the Governance and Nominating Committee held a total of six meetings.

NOMINATIONS FOR DIRECTOR

     The By-laws of Dime Bancorp provide that stockholders may make nominations for election to the Board of Directors by submitting such nominations in writing to the Secretary of Dime Bancorp, in the case of an election to be held at an annual meeting of stockholders, not less than 60 nor more than 90 days in advance of the anniversary of the date of the notice mailed to stockholders in connection with the previous year's annual meeting and, in the case of an election to be held at a special meeting of stockholders, not later than the seventh day following the day on which notice of such meeting is first given to stockholders. Each such submission must set forth (i) the name and address of the stockholder who intends to make the nomination(s) and of the person(s) to be nominated, (ii) a representation that the stockholder is a holder of record of common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified, (iii) a statement of the number of shares owned by such stockholder, beneficially and of record,
(iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) is (are) to be made by the stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated or intended to be nominated by the Board of Directors, and (vi) the written consent of each nominee to serve as a director of Dime Bancorp if elected. No stockholder nominations for election to the Board of Directors were submitted within this time period in connection with the annual meeting.

DIRECTOR COMPENSATION

     During 1998, outside directors were paid an annual retainer fee of $30,000. Outside directors were entitled to receive a fee of $1,000 for each Board or committee meeting of Dime Savings or Dime Bancorp attended in 1998. However, whenever concurrent or consecutive meetings were held by both Dime Bancorp and Dime Savings, each director waived the fees with respect to one of those entities. During 1998, the Chairperson of each of Dime's standing committees received an annual fee of $3,000. (During 1999, outside directors will be entitled to receive a fee of $1,500 for each Board meeting of Dime Savings or Dime Bancorp attended in person, $1,200 for each committee meeting attended in person and $1,000 for each Board or committee meeting attended by telephone conference. Additionally, the Chairperson of each of Dime's standing committees will receive an annual fee of $4,000.)

     Outside directors may choose to defer all or a portion of their cash compensation pursuant to a Deferred Compensation Plan. If an outside director defers his or her compensation, it will be payable at a later date (generally not less than three years after the year in which it would otherwise have been payable and not later than the later of the calendar quarter in which the director attains age 75 or the fourth quarter after the termination of service of the director) and, at that time, may be paid (pursuant to the director's election) in a lump sum, in installments, or converted to an annuity form. Payments may also be made in the event of certain changes in control or upon certain circumstances of financial hardship. (Different payout rules apply with respect to the payment of amounts deferred prior to August 1994.) During the period of the deferral, amounts deferred are credited with earnings based upon the director's election from among several different deemed investments, which currently include phantom units of Dime's common stock.

     In addition, Dime has maintained a Retainer Continuation Plan for its outside directors since 1988. Under the Retainer Continuation Plan, a participating outside director is entitled to receive an annual benefit, payable for life commencing when the director ceases to serve on the Board of Directors, equal to the basic annual retainer paid to outside directors for the last calendar year in which he or she served on the Board of Directors. The amount of this benefit will be adjusted actuarially if a payment option other than a single-life annuity is chosen, and if the director's death were to occur before benefit payments have begun, his or her beneficiary will be paid a benefit that is the actuarial equivalent of the benefit that would have been payable to the director. The total benefit to be payable to a director under the Retainer Continuation Plan will not be less, in the aggregate, than the present value of the director's benefit based on the amount accrued as of January 1, 1997 as described below. This plan was amended in 1996 and, as a result, is no longer open to new directors. The only current outside director participating in the Retainer Continuation Plan is Mrs. Kopp.

     Each of the other then current outside directors, who elected, pursuant to the 1996 amendment, to have a lump sum amount that was determined to reflect the present value of their benefit under that plan accrued as of January 1, 1997, as well as a 3.5% inflation factor, credited to, and payable as a fully vested benefit under, the director Deferred Compensation Plan, will no longer receive any benefits under the Retainer Continuation Plan. The amount credited to the Deferred Compensation Plan for the outside director was required to be deemed invested in phantom units of Dime's common stock until the earlier of the director's attaining age 73 or the second anniversary of the transfer. For purposes of the initial deemed investment in phantom stock, the value of the stock was based on the average closing price of Dime's common stock during each trading day in the 12-month period preceding the date of the initial phantom stock investment. A similar average value based on closing prices of Dime's common stock during the preceding 12-month period will apply when determining the value of the phantom stock the first time a director directs that the amounts that were credited as a result of this transfer from the Retainer Continuation Plan are no longer to be deemed invested in phantom stock. A special valuation will also apply in the event of a change in control of Dime. Payment of the credited amounts (and earnings thereon) can be made in a lump sum, in installments, or in the form of an annuity and will commence at the end of the quarter following the director's termination of service, unless the director elects a different commencement date. However, the benefit commencement date could not be any earlier than the first date that the director was otherwise permitted to direct the deemed investment of the transferred amount out of phantom stock.

     Under the Dime Bancorp, Inc. 1997 Stock Incentive Plan for Outside Directors, awards of options to purchase shares of Dime's common stock, stock appreciation rights, rights to purchase shares of restricted stock, or deferred stock may be made to outside directors of the Board of Directors of Dime or an eligible subsidiary of Dime. As of January 31, 1999, there are 15 outside directors of Dime Bancorp eligible to participate in this plan. During 1998, the outside directors were each awarded the right to purchase 1,000 shares of restricted stock at a price of $.01 per share under this plan.

     During 1998, in connection with his services as non-executive Chairman of the Board through April, Mr. Large received compensation (inclusive of the outside director annual retainer and meeting fees) at an annual rate of $150,000. Thereafter, as Chairman Emeritus of Dime Bancorp, Mr. Large received a retainer fee and meeting fees under the same terms as other outside directors plus a consulting fee of $8,334 per month. This consulting arrangement is reviewed periodically and may be adjusted as warranted in light of the time commitment required of Mr. Large in connection with the performance of the requested duties. Mr. Large's consulting services as Chairman Emeritus include significant time related to the conduct of Dime's "goodwill" litigation against the federal government (which relates generally to certain acquisitions made by Anchor), as well as such other tasks as may reasonably be requested from time to time by the Chief Executive Officer of Dime Bancorp.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 1998, the primary responsibility for determining the compensation of Dime's executive officers was held by the Compensation Committee, subject to review and appropriate approval by the Board of Directors.

     Principles. For 1998, the Compensation Committee's guiding principles for its compensation program reflect the same objectives as had been set in prior years: (1) to enable Dime to recruit and retain the highest quality executive talent available to it; and (2) to motivate Dime's executives to achieve and sustain a superior level of corporate performance, since consistently superior performance will result in superior returns to stockholders. Recruitment and retention objectives are addressed by providing total compensation opportunities that are competitive relative to the market with which Dime competes for talent. In that regard, Dime recognizes that its own growth in recent years, as well as the enormous changes taking place within the banking industry, and the increasing competition from other segments of the financial services industry, have significantly broadened the range of institutions with which it can -- and must -- compete for talent. In particular, the acquisition of North American Mortgage Company in October 1997 which more than doubled the number of Dime employees and gave it a nationwide presence as one of the country's largest mortgage loan originators, significantly increased the complexity of Dime's business and the nature of the management challenges facing it. Thus, the Compensation Committee believes that an important component of its guiding principles must also be frequent monitoring of competitive practices and an openness to adapting Dime's compensation practices to meet changing conditions within the broad financial services industry.

     While operating within a competitive framework, the Compensation Committee pursues its motivational objectives by giving greater emphasis to those components of the total compensation package that reward performance, in order to reinforce the linkage of rewards with the achievement of business results and, ultimately, with the financial interests of stockholders. Thus, while the principal components of compensation (base salary, annual incentive and long-term incentive), as well as benefits, are generally set at or near competitive levels, emphasis is placed on variable pay, with the intention that total actual pay be aligned with performance relative to Dime's short- and long-term objectives. The effect of this pay-for-performance orientation should be that truly superior performance will result in total compensation that exceeds the median total compensation range of the comparative group, while mediocre performance will result in total compensation that is less than the median range of that group. In particular, as the ultimate measure of performance is return to stockholders, the compensation program, particularly for more senior executives, should be designed to ensure that management has a substantial proprietary financial interest in the return realized by stockholders.

     Practices. Because of the scope and complexity of Dime's activities in a rapidly changing financial services industry, it is imperative that Dime attract, retain and motivate the most qualified and talented executives available to it. Dime increasingly competes for such executive talent less with thrift institutions than with a variety of other financial services companies, including commercial banks and other institutional lenders, mortgage banking companies and investment banking firms. The Compensation Committee, based in part on a thorough analysis of Dime's executive compensation levels by independent outside compensation consultants and assisted by third-party data collection and analysis, annually reviews Dime's executive compensation practices within the framework discussed above and compares them with the executive compensation practices of other financial services companies with which Dime competes for executive talent.

     Given the pace of change within the financial services industry and the changing profile of Dime within that industry, including the substantial expansion of its mortgage banking activities through North American, the Compensation Committee in early 1998 asked Dime's independent consultants to assist it in undertaking a thorough review of Dime's compensation practices. For 1998, this review included an expanded analysis of competitive practices with the financial services industry as a whole. As in prior years, the analysis included a review of reported senior management compensation at a peer group of institutions (both thrifts and banks) throughout the country, which for 1998 consisted of 13 institutions, with median assets of $22 billion. This data was then adjusted upward to reflect the generally higher cash compensation levels in the New York City metropolitan area. The analysis further assessed reported compensation at five New York-based money-center banks (adjusted downward to reflect size and revenue differentials), in order to take into account the fact that Dime now draws much of its executive talent from the large commercial banks located in New York City, as evidenced by the significant number of Dime's executive officers who have previously served in senior positions at such institutions immediately prior to joining Dime. Finally, published survey data was analyzed, including information on financial services companies ranging generally in asset size from $12 to $40 billion (adjusted for geographic salary differentials) and information on super-regional and money center banks with average assets of $70 billion (again adjusted downward for size and revenue differentials). Six separate surveys were included in the analysis, and a functional matching approach was used to compare each of the executive positions at Dime to market-surveyed positions based on similarity of responsibilities. All data analyzed was, if necessary, adjusted upward to take into account any time differential from the periods for which the data was reported. The information from these various analyses then provided the starting point for the Compensation Committee's approach to fixing the principal components of executive compensation for 1998, with relatively greater emphasis being given to the more broad-based survey data. In general, the midpoint of the combined survey data was, as to base salaries, below the midpoint of both the peer group data and the midpoint of the money-center bank data.

     For 1998, salaries for executive officers were set close to the midpoint derived from the combined survey analyses that are described above. Going forward, the Compensation Committee expects to continue to set annual salaries for executive officers close to the competitive midpoint (and above such midpoint where the officer's experience or additional duties may warrant), while also taking into account qualitative aspects of individual performance.

     For 1998, the annual salary for Mr. Toal, the Chief Executive Officer, was set at $750,000. This level was somewhat below the midpoint derived from the combined survey analyses that are described above. In setting Mr. Toal's salary for 1998 below the competitive midpoint, the Compensation Committee determined that it should give greater relative weight to the performance-related elements of compensation.

     With respect to incentives, and as described above, a fundamental tenet of Dime's incentive compensation philosophy is to reward performance based primarily on objective standards. Short-term incentives, payable in cash, are geared to the accomplishment of Dime's key annual business plan objectives.

     For 1998, Dime adopted, with stockholder approval, a Senior Officer Incentive Plan. Under this plan, for a given performance period (usually a calendar year), the Compensation Committee at the beginning of the performance period designates officers who are eligible to participate and specifies one or more levels of performance goals. These performance goals must be based upon one or more of earnings per share, return on equity and return on assets. The Compensation Committee then establishes individual target incentive opportunities for each participating officer, as well as a preset formula for determining the range within which incentive levels may vary with the level of the performance goals reached. The amounts that would otherwise be payable under the plan based on the level of performance goals reached may then be decreased, but not increased, in the discretion of the Compensation Committee. This plan is intended to qualify awards payable thereunder as "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code, thereby ensuring full deductibility of compensation payable under the plan to any executive officers whose total compensation may exceed $1 million.

     For 1998, all of the executive officers named in the Summary Compensation Table were designated as participants in the Senior Officer Incentive Plan. Performance goals for 1998 were based on the greater of

Dime's earnings per share or adjusted earnings per share (such an adjustment would generally eliminate any extraordinary items, as determined in accordance with generally accepted accounting principles, certain restructuring charges and charges relating to discontinued operations, any profit or loss attributable to business operations of an entity acquired by Dime during the performance period, and any goodwill expense attributable to such acquired entity, that would otherwise be included in earnings per share). Depending on the level of performance goal achieved, a participant's incentive award could range between 0 and 200% of his or her individual target incentive. In order to assist the Compensation Committee in setting individual target incentives, Dime's independent compensation consultants analyzed the same sources as discussed above with respect to the determination of annual salaries, but in the case of annual incentive comparisons, reviewed the incentives as a percentage of annual salary without any adjustment to the data. As with the Compensation Committee's review of annual salaries, relatively greater emphasis was placed on the results of the analysis of the combined surveys. Emphasis was also placed on the median annual incentive as a percentage of base salary. For 1998, individual targets for plan participants were generally below the midpoint of the combined survey analyses and well below the adjusted median of the money-center bank group, although above the midpoint of the peer group. Given the Compensation Committee's belief that the survey data provides a more comprehensive picture of competitive practices, as well as its desire to weight variable incentives more heavily than fixed compensation, the Compensation Committee expects that target incentive opportunities will over time be set somewhat closer to the midpoint of the combined survey analyses. For 1998, Mr. Toal's target incentive under the plan was set at $750,000, or 100% of his annual salary. This amount, which was determined on a basis consistent with participant target incentive opportunities generally, was well below the midpoint of the combined survey analyses. For 1998, Dime substantially exceeded the performance targets under the plan and therefore participants qualified for award opportunities of 200% of target incentive amount. For 1998, the Compensation Committee determined to use its discretion to reduce the cash incentives for which the participants in the senior officer incentive plan were otherwise eligible based on the achievement of the performance targets. In the case of Mr. Toal, the incentive awarded was $1,200,000. While the Compensation Committee believes management should be justly proud of its accomplishments for 1998, particularly the high level of earnings per share achieved in a difficult rate environment, it is the Compensation Committee's view that its discretion to decrease awards should generally be used to limit maximum awards unless all aspects of Dime's performance, including return to stockholders, as well as all aspects of performance for which the executive is responsible, achieve a level that warrants awarding the maximum amount.

     Long-term incentives are provided in the form of stock and stock-based grants. As a part of its overall review of compensation practices for 1998, the Compensation Committee, upon the recommendation of Dime's independent compensation consultants, determined that it should modify its practices with respect to long-term incentives. As noted above under "Principles," a central tenet of the Compensation Committee's approach has long been that management should have a substantial proprietary financial interest in the return realized by stockholders. The Compensation Committee's view is that this long-held belief may best be realized by viewing stock-based incentive awards as integral to achievement of a significant management "equity stake" in Dime. Thus, the Compensation Committee views as somewhat too narrow the prior practice of pinning stock incentive awards to the desired level of overall cash compensation for executive officers, based upon theoretical present values for such awards that may vary significantly from year to year because of the way the Black-Scholes pricing model operates. By contrast, the equity stake approach seeks to establish a desirable level of equity participation for these executives, expressed as a percentage of common stock outstanding that is to be subject to annual option grants. The appropriate percentage of common stock to be subject to such grants is determined by reference to competitive practices. Thus, for 1998 the median publicly reported grants of the Dime's group of 13 banks and thrifts were analyzed over the three year period ending December 31, 1996 and average grant levels for senior officers, as a percentage of common stock outstanding, were determined. (The surveys described above did not include comparable data.) These percentage levels were then, in the case of executive officers other than the Chief Executive Officer, adjusted for positional differences. Options to purchase Dime common stock (together with limited tandem stock appreciation rights) were then granted to executive officers based on the levels determined by this process. These non-qualified options generally vest over a three year period, have expiration dates 11 years from the date of grant and have exercise prices equal to the fair market value per share of common stock on the date of grant, which was deemed to be the closing price of such stock on the New York Stock Exchange on that date. Mr. Toal received non-qualified options to purchase 94,800 shares of common stock at fair market value on the date of grant (together with limited tandem stock appreciation rights), based on the methodology described above. While this methodology, for 1998, resulted in larger option awards than under the approach previously employed, the Compensation Committee believes that the equity stake approach provides a better analytic basis for establishing long-term incentive opportunities than an approach tied to cash compensation, and also believes that the enhanced opportunities to share in any appreciation in stockholder value are consistent with its expressed desire to emphasize stock-based incentives in preference to cash compensation.

     Based on the more detailed analyses of competitive practices made by its independent compensation consultants during its 1998 compensation review, the Compensation Committee also reached the view that option awards made in early 1997 had not fully reflected changes in competitive practices occurring at the time, and that fact, coupled with the outstanding successes achieved by Dime in creating stockholder value during 1997, warranted a one-time award to senior officers. This award was intended as a hybrid, having both short- and long-term incentive components, thus recognizing exceptional performance for the year while also enhancing the grantee's equity stake in future performance. Accordingly, in early 1998 Dime granted certain senior officers, including the executive officers named in the Summary Compensation Table, the right to purchase shares of restricted stock. These shares of restricted stock generally vest in equal amounts on the first through third anniversaries of the grant dates. Although such grants require payment by the officer receiving the award of $1 per share, the Compensation Committee determined that, consistent with the cash incentive component of the award, it was appropriate also to make cash awards to these officers in an amount, net of taxes, sufficient to make the payment otherwise required. The value of the individual restricted stock awards was set at 25% of the grantee's annual incentive target amount for 1997, with the number of shares awarded each individual being determined by dividing this value by Dime's share price on the date of grant. On this basis Mr. Toal was granted 4,810 shares of restricted stock, together with a cash award of $7,401.

     In addition, the executive officers named in the Summary Compensation Table received grants during 1998 of restricted stock that were not part of Dime's compensation programs, as described above, but rather that related to the waiver of certain rights under their employment contracts. See "Executive
Compensation -- Employment Contracts and Termination of Employment and Change in Control Arrangements" below.

     Also, although not an aspect of cash or incentive compensation, Dime seeks to attract and retain executives by providing a variety of benefit plans and programs generally designed to be competitive with those provided by other financial services companies. See "Executive Compensation" for a description of these plans and programs as currently in effect.

     The Compensation Committee's policy is to structure executive compensation in a time and manner intended to limit the likelihood that current compensation will exceed the limits for deductibility prescribed by Section 162(m) of the Internal Revenue Code. In furtherance of this policy, Dime adopted, with stockholder approval, the Senior Officer Incentive Plan, under which cash incentive awards to senior officers are made in a manner intended to qualify them for full deductibility under the Internal Revenue Code. This policy will continue to be operative for 1999; however, the Compensation Committee retains discretion to make exceptions to this policy, and in determining whether to do so the Compensation Committee may consider a number of factors, including the tax position of Dime, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances. Mr. Toal's 1997 cash incentive award, which was paid during 1998, was determined under Dime's incentive program as in effect prior to the adoption of the Senior Officer Incentive Plan. Thus, compensation paid to Mr. Toal during 1998 exceeded the $1 million limit on deductibility. The Compensation Committee determined not to require a deferral of this payment, and deemed this departure from its general policy reasonable in light of Mr. Toal's leadership in achieving the superior financial results for 1997 that Dime realized.

     Finally, in determining compensation levels and targets within the framework discussed above, the Compensation Committee takes into full account applicable regulatory restrictions on the compensation of executive officers.

     Executive compensation is a constantly evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practice, that may affect either its compensation philosophy or its practices. Accordingly, the Compensation Committee at all times reserves the right to alter its approach in response to changing conditions.

                                          THE COMPENSATION COMMITTEE:
                                            IRA T. WENDER, CHAIRMAN
                                            DERRICK D. CEPHAS
                                            J. BARCLAY COLLINS II
                                            MARGARET OSMER-MCQUADE
                                            DR. PAUL A. QUALBEN
                                            HOWARD SMITH
                                            DR. NORMAN R. SMITH

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation for services in all capacities to Dime for the fiscal years ended December 31, 1998, 1997 and 1996 of those persons who were, at December 31, 1998, (a) the Chief Executive Officer of Dime Bancorp and (b) the other four most highly compensated executive officers of Dime Bancorp (collectively with the Chief Executive Officer, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                   ANNUAL COMPENSATION                        AWARDS
                                          -------------------------------------   -------------------------------
                                                                      OTHER                           SECURITIES
NAME AND                                                              ANNUAL      RESTRICTED STOCK    UNDERLYING     ALL OTHER
PRINCIPAL POSITION                 YEAR    SALARY     BONUS(1)     COMPENSATION      AWARDS(2)       OPTIONS/SARS   COMPENSATION
------------------                 ----   --------   ----------    ------------   ----------------   ------------   ------------
Lawrence J. Toal(3)..............  1998   $750,000   $1,204,810(4)   $ 5,617         $1,631,070         94,800        $164,581(5)
  Chief Executive Officer          1997    650,000      800,000            0                  0         78,000          39,000
                                   1996    500,000      285,000            0                  0         65,900          28,846

Fred B. Koons(6).................  1998    375,000      502,310(7)     3,696            720,324         36,700          62,346(8)
  Chief Executive Officer,         1997    350,000      200,000            0                  0         25,000               0
  Mortgage Banking                 1996     26,192      123,140(9)     9,659            326,852              0               0

Anthony R Burriesci(10)..........  1998    375,000      401,620(11)    4,666            699,840         36,700          56,769(12)
  Chief Financial Officer          1997    166,923      385,000(13)   20,776            577,500         90,000               0

Carlos R. Munoz..................  1998    325,000      231,250(14)    4,302            522,450         33,400          55,086(15)
  Chief Credit and Risk            1997    300,000      175,000            0                  0         18,000          18,000
  Management Officer               1996    290,000      105,000            0                  0         18,200          11,046

D. James Daras...................  1998    300,000      226,270(16)    5,144            485,190         30,600          53,847(17)
  Treasurer                        1997    275,000      200,000            0                  0         25,000          16,500
                                   1996    250,000      130,000            0                  0         26,900          14,702

---------------
 (1) Bonuses are reported in the year that the named executive officer rendered the services to which the bonus relates, even though the amounts shown may actually be paid to the named executive officer in a subsequent year.

 (2) Except as noted, restricted stock awards generally vest in three equal installments on the third, fourth, and fifth anniversary of the date of grant. At December 31, 1998, Mr. Toal held 60,410 shares of restricted stock having a value of $1,525,353 (4,810 shares of which were scheduled to vest in equal installments on January 30, 1999, January 30, 2000, and January 30, 2001); Mr. Koons held 26,610 shares of restricted stock having a value of $671,903 (2,310 shares of which were scheduled to vest in equal installments on January 30, 1999, January 30, 2000, and January 30, 2001); Mr. Burriesci held 49,254 shares of restricted stock having a value of $1,243,664 (1,620 shares of which were scheduled to vest in equal installments on January 30, 1999, January 30, 2000, and January 30, 2001 and 23,334 shares of which were scheduled to vest in equal installments on January 24, 1999 and January 24, 2000); Mr. Munoz held 24,684 shares of restricted stock having a value of $623,271 (1,250 shares of which were scheduled to vest in equal installments on January 30, 1999, January 30, 2000, and January 30, 2001); and Mr. Daras held 17,970 shares of restricted stock having a value of $453,743 (1,270 shares of which were scheduled to vest in equal installments on January 30, 1999, January 30, 2000, and January 30, 2001). Dividends will be paid, and other distributions made, on all shares of restricted stock to the same extent that dividends are declared and paid, or other distributions are made, on shares of Dime's common stock in general, provided such shares of restricted stock are held on the record date determined for the payment of dividends, or the making of other distributions, if any, on Dime's common stock.

 (3) Mr. Toal became Chief Executive Officer of Dime Bancorp (and Chairman of the Board and Chief Executive Officer of Dime Savings) on January 1, 1997 and Chairman of the Board of Dime Bancorp on April 30, 1998.

 (4) The amount shown represents an incentive bonus for 1998 of $1,200,000 and a cash award equal to the purchase price of 4,810 shares of restricted stock.

 (5) The amount set forth reflects matching and supplemental allocations by Dime on behalf of Mr. Toal under certain defined contribution plans and arrangements in the amount of $44,052 and a cash award of $120,529 representing an amount, net of taxes, sufficient to pay the purchase price for 55,600 shares of restricted stock received in consideration for the waiver of certain rights under his prior employment agreement.

 (6) Mr. Koons joined Dime in December 1996 at an annual rate of salary of $350,000.

 (7) The amount shown represents an incentive bonus for 1998 of $500,000 and a cash award equal to the purchase price of 2,310 shares of restricted stock.

 (8) The amount set forth reflects matching and supplemental allocations by Dime on behalf of Mr. Koons under certain defined contribution plans and arrangements in the amount of $21,125 and a cash award of $41,221 representing an amount, net of taxes, sufficient to pay the purchase price for 24,300 shares of restricted stock received in consideration for the waiver of certain rights under his prior employment agreement.

 (9) The amount shown represents a $100,000 cash bonus paid to Mr. Koons upon joining Dime in December 1996 and a cash award equal to the purchase price of 23,140 shares of restricted stock.

(10) Mr. Burriesci joined Dime in July 1997 at an annual rate of salary of $350,000.

(11) The amount shown represents an incentive bonus for 1998 of $400,000 and a cash award equal to the purchase price of 1,620 shares of restricted stock.

(12) The amount set forth reflects matching and supplemental allocations by Dime on behalf of Mr. Burriesci under certain defined contribution plans and arrangements in the amount of $8,516 and a cash award of $48,253 representing an amount, net of taxes, sufficient to pay the purchase price for 24,300 shares of restricted stock received in consideration for the waiver of certain rights under his prior employment agreement.

(13) The amount shown represents a $150,000 cash bonus paid to Mr. Burriesci upon joining Dime in July 1997, an incentive bonus for 1997 of $200,000, and a cash award equal to the purchase price of 35,000 shares of restricted stock.

(14) The amount shown represents an incentive bonus for 1998 of $230,000 and a cash award equal to the purchase price of 1,250 shares of restricted stock.

(15) The amount set forth reflects matching and supplemental allocations by Dime on behalf of Mr. Munoz under certain defined contribution plans and arrangements in the amount of $19,145 and a cash award of $35,941 representing an amount, net of taxes, sufficient to pay the purchase price for 18,100 shares of restricted stock received in consideration for the waiver of certain rights under his prior employment agreement.

(16) The amount shown represents an incentive bonus for 1998 of $225,000 and a cash award equal to the purchase price of 1,270 shares of restricted stock.

(17) The amount set forth reflects matching and supplemental allocations by Dime on behalf of Mr. Daras under certain defined contribution plans and arrangements in the amount of $17,645 and a cash award of $36,202 representing an amount, net of taxes, sufficient to pay the purchase price for 16,700 shares of restricted stock received in consideration for the waiver of certain rights under his prior employment agreement.

     The following table contains information concerning the grant of options to purchase Dime's common stock and limited tandem stock appreciation rights ("SARs") to the named executive officers during the year ended December 31, 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                         ----------------------------------------------------------------------------------
                          NUMBER OF        % OF TOTAL
                          SECURITIES      OPTIONS/SARS
                          UNDERLYING       GRANTED TO                                          GRANT DATE
                         OPTIONS/SARS     EMPLOYEES IN     EXERCISE OR BASE    EXPIRATION       PRESENT
NAME                      GRANTED(1)     FISCAL YEAR(2)      PRICE ($/SH)         DATE       VALUE($)(3)(4)
----                     ------------    --------------    ----------------    ----------    --------------
Lawrence J. Toal.......     94,800             4.55%            $28.00          1/30/09        $1,398,816
Fred B. Koons..........     36,700             1.76              28.00          1/30/09           541,525
Anthony R. Burriesci...     36,700             1.76              28.00          1/30/09           541,525
Carlos R. Munoz........     33,400             1.60              28.00          1/30/09           492,832
D. James Daras.........     30,600             1.47              28.00          1/30/09           451,516

---------------
(1) The options shown become exercisable at a rate of one-third per year commencing one year from the date of the grant. All of the awards reflected in the table consisted of options with limited tandem SARs. The tandem SARs shown are only exercisable within the 60-day period following the occurrence of certain specified changes in ownership or control of Dime Bancorp or certain of its subsidiaries and are payable on the basis of the highest price paid for Dime's common stock during the 90-day period ending on the day of the change in ownership or control.

(2) The percentage set forth in this column reflects the relationship between the number of options (with limited tandem SARs) granted to the named executive officer and the number of options (whether or not with limited tandem SARs) granted to all employees in the fiscal year.

(3) The estimated value shown, which was determined by application of the Black-Scholes option pricing model, was developed solely for purposes of comparative disclosure in accordance with the regulations of the Securities and Exchange Commission and does not necessarily reflect Dime Bancorp's view of the appropriate value or methodology for purposes of financial reporting. Use of this model should not be viewed in any way as a forecast of the future performance of Dime's common stock, volatility or dividend policy. No adjustments have been made for forfeitures or non-transferability.

(4) The estimated present value of the options shown is based upon historical experience and for the options granted to each of the named executive officers is $14.755 per share. Volatility calculated over 180 trading days prior to the date of grant was: .325.

    Risk-Free Rate of Return, representing the interest rate on a United States Treasury security with a maturity date corresponding to the term of the options: 5.57%.

    Dividend Yield for each of the options granted is: .681%.

    Time of Exercise for all options shown: 11 years.

     The following table sets forth information with respect to exercised options during 1998, as well as the aggregate number of unexercised options to purchase Dime's common stock granted in all years to the named executive officers and held by them as of December 31, 1998 and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price of such option and the fair market value of Dime's common stock) as of December 31, 1998. Dime has not granted any freestanding SARs to the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                                 OPTIONS/SARS AT             OPTIONS AT
                                                                DECEMBER 31, 1998        DECEMBER 31, 1998
                                                              ----------------------    --------------------
                         SHARES ACQUIRED                           EXERCISABLE/             EXERCISABLE/
NAME                       ON EXERCISE      VALUE REALIZED        UNEXERCISABLE            UNEXERCISABLE
----                     ---------------    --------------    ----------------------    --------------------
Lawrence J. Toal.......           0            $      0           369,091/168,767        $7,189,003/879,259
Fred B. Koons..........           0                   0             8,333/53,367             88,538/177,087
Anthony R. Burriesci...           0                   0            30,000/96,700            262,500/525,000
Carlos R. Munoz........      20,000             314,438            18,133/51,467            242,712/216,988
D. James Daras.........           0                   0            87,330/56,235          1,574,568/280,605

     The following table shows the estimated annual pension benefits payable to a covered member at normal retirement age (age 65) under the Retirement Plan of Dime Bancorp, Inc. and the Benefit Restoration Plan of The Dime Savings Bank of New York, FSB based on compensation covered under the plans and years of creditable service with Dime Savings or certain affiliates of Dime. The Benefit Restoration Plan provides benefits that would otherwise be denied a member because of certain limitations on benefits under the Retirement Plan imposed by the Internal Revenue Code.

                               PENSION PLAN TABLE

                                                    YEARS OF CREDITABLE SERVICE
                                      --------------------------------------------------------
REMUNERATION                          15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
------------                          --------    --------    --------    --------    --------
$ 125,000...........................  $ 32,813    $ 43,750    $ 54,688    $ 65,625    $ 75,000
   150,000..........................    39,375      52,500      65,625      78,750      90,000
   175,000..........................    45,938      61,250      76,563      91,875     105,000
   200,000..........................    52,500      70,000      87,500     105,000     120,000
   225,000..........................    59,063      78,750      98,438     118,125     135,000
   250,000..........................    65,625      87,500     109,375     131,250     150,000
   300,000..........................    78,750     105,000     131,250     157,500     180,000
   350,000..........................    91,875     122,500     153,125     183,750     210,000
   400,000..........................   105,000     140,000     175,000     210,000     240,000
   450,000..........................   118,125     157,500     196,875     236,250     270,000
   500,000..........................   131,250     175,000     218,750     262,500     300,000
   600,000..........................   157,500     210,000     262,500     315,000     360,000
   700,000..........................   183,750     245,000     306,250     367,500     420,000
   800,000..........................   210,000     280,000     350,000     420,000     480,000
   900,000..........................   236,250     315,000     393,750     472,500     540,000
 1,000,000..........................   262,500     350,000     437,500     525,000     600,000

     A member's compensation covered by the plans is the product of 12 times his or her average monthly compensation for the 36 consecutive months of service during which the member's compensation was the highest or, if the member's service is less than 36 months, then for the entire period of service. For these purposes, covered compensation for the named executive officers includes salary, but not bonus and other annual compensation, reported in the "Annual Compensation" columns of the Summary Compensation Table. The benefit levels set forth in the Pension Plan Table are based on the years of creditable service shown in the table, continued existence of the plans without material change, and payment of benefits in the form of a single life annuity (rather than in other available forms). The benefits listed in the Pension Plan Table are not subject to any reduction for Social Security contributions or benefits or any other offset (although certain minimum benefits provided under the plans with respect to certain prior service are subject to a deduction measured by Social Security benefits, or by an offset with respect to compensation earned that is not in excess of Social Security covered compensation). However, such benefits reflect the application of the maximum benefit limit under the plans of 60% of covered compensation.

     Dime also maintains the Dime Bancorp, Inc. Supplemental Executive Retirement Plan ("SERP"). The SERP provides for an annual benefit equal to a pension goal percentage (between 30% and 60%) multiplied by Average Compensation (as defined) payable over the life of each SERP participant after the participant's retirement at or after age 65 or, in certain instances, a reduced 50% or 100% joint and survivor annuity form of benefit. Additional forms of benefit, including 5-,10-, or 15-year-certain life annuities, are available, and the Compensation Committee can direct that an actuarially equivalent lump sum be paid at termination of service in lieu of an annuity. For these purposes, unless otherwise provided by the Compensation Committee within the SERP's parameters, Average Compensation is the highest average annual base salary and certain other taxable cash-based compensation (other than sign-on bonus or other amounts paid in connection with grants of rights to purchase restricted stock) earned over three consecutive years out of the participant's last ten years of employment (or such other period designated by the Compensation Committee), with incentive compensation deemed allocated and paid over the period over which it was earned. The SERP benefit is offset by other retirement benefits provided under qualified defined benefit plans of Dime Bancorp and Dime Savings (such as the Retirement
Plan), as well as the Benefit Restoration Plan and other contractual benefits to the extent they relate to the benefits under a Dime qualified defined benefit plan. The SERP provides that benefits may commence, in a reduced amount, if the participant terminates service before age 65 but, unless the Compensation Committee directs otherwise, no earlier than age 55. The SERP also provides for a death benefit to be paid to a participant's surviving spouse or minor children in the event that the participant dies prior to the start of his or her benefits under the SERP. Death benefits will not commence to be paid until the month that the participant would have attained age 55 had he or she lived. Benefits under the SERP generally vest based on the period of employment by the participant, with partial vesting after five years, increasing to full vesting after ten years. The SERP counts service both before and during SERP participation for these purposes. Accelerated vesting applies in the event of certain terminations of employment after a change in control (as defined) and the Compensation Committee can alter the vesting schedule (but with limits on such alteration rights upon a change in control). Except with respect to vesting rights, and except to the extent that compensation considered under the SERP may increase over a period of time, the SERP benefit does not increase based on years of service.

     Mr. Toal's SERP goal was set at 50% on January 1, 1997. As of December 31, 1998, therefore, Mr. Toal had accrued a SERP benefit (which will be offset by his Retirement Plan and related Benefit Restoration Plan benefits), commencing at age 65 in the form of a single life annuity, of approximately $697,500. Mr. Toal was then 70% vested in that benefit.

     Mr. Koons' SERP goal has also been set at 50%, except that his Average Compensation will be determined over a 24-month period. Mr. Koons is also provided with supplemental benefits to the extent he is otherwise unable, on account of his employment status, to participate in the Retirement Plan and the Benefit Restoration Plan, which will then provide an offset to his SERP benefit. Based on compensation earned through December 31, 1998, Mr. Koons' accrued SERP benefit (which will be offset by Retirement Plan and related Benefit Restoration Plan benefits, as well as by those other supplemental pension benefits provided under his employment agreement), stated in the form of a single life annuity commencing at age 65, is approximately $356,250. Mr. Koons had not yet vested in that benefit.

     Mr. Burriesci has a SERP goal that has been set at 50%. Under Mr. Burriesci's employment agreement, he is also provided with a benefit based on a doubling of Retirement Plan and related Benefit Restoration Plan accruals (offset by actual Retirement Plan and related Benefit Restoration Plan benefits) during the first ten years of his employment, with that benefit vesting after three years. Those benefits (in which Mr. Burriesci is not yet vested) will act as an offset of Mr. Burriesci's SERP benefit. Based on compensation earned through December 31, 1998, Mr. Burriesci's SERP benefit, which will be offset by Retirement Plan and related Benefit Restoration Plan benefits, as well as the additional contractual benefit described above, commencing at age 65 in the form of a single life annuity, is approximately $380,641. Mr. Burriesci has not yet vested in that benefit.

     Each of Mr. Munoz and Mr. Daras has a SERP goal that has been set at 50%. Based on compensation earned through December 31, 1998, the SERP benefit (which will be offset by Retirement Plan and related Benefit Restoration Plan benefits) accrued, commencing at age 65 in the form of a single life annuity, by Mr. Munoz is approximately $237,500 and by Mr. Daras is approximately $230,000. As of December 31, 1998, Mr. Munoz was not vested in his SERP benefits, while Mr. Daras was 80% vested.

     The respective completed years of creditable service under the Retirement Plan and, as appropriate, the Benefit Restoration Plan and the years of service for vesting in SERP benefits as of December 31, 1998 for each of the named officers is as follows: Lawrence J. Toal, seven years; Fred B. Koons, two years; Anthony R. Burriesci, one year; Carlos R. Munoz, three years; and D. James Daras, eight years.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Dime Savings has employment agreements with each of Messrs. Toal, Koons, Burriesci, Munoz, and Daras.

     Agreement with Mr. Toal. Effective as of January 30, 1998, Dime Savings entered into a new employment agreement with Mr. Toal, which replaced a previous agreement with him. The current term of Mr. Toal's agreement extends to March 1, 2002, with automatic renewal until Mr. Toal's 65th birthday (May 19, 2002) to occur on March 1, 2000, unless prior notice of non-renewal is given by Mr. Toal or Dime Savings. Dime Bancorp is jointly and severally liable for the obligations of Dime Savings under Mr. Toal's agreement.

     Mr. Toal's agreement provides that he will serve, throughout its term, as Chief Executive Officer, President, and Chief Operating Officer of each of Dime Bancorp and Dime Savings and as Chairman of the Board of Dime Savings. Under his agreement, Mr. Toal received a base salary of $750,000 in 1998, which may be subsequently increased (but not decreased) by the Board of Directors. For 1999, Mr. Toal's base salary has been increased to $825,000. Mr. Toal also will be eligible to participate in an annual cash bonus program (with a target bonus opportunity of at least 50% of his base salary) and long-term incentive program and is provided with certain perquisites.

     Under his agreement, Mr. Toal also participates in the SERP, with a pension goal of not less than 50% based on average compensation and vesting over ten years of service. (Mr. Toal's SERP benefit is described in more detail above.) However, pursuant to the agreement, Mr. Toal will be fully vested in his SERP benefit in the event of a termination of his employment (other than for cause) in connection with a change in control (as described below) that otherwise would trigger a right to change in control-related benefits. In the event of any other involuntary termination of Mr. Toal's employment (other than for cause), Mr. Toal will receive service credit for SERP vesting purposes as if he had remained in employment until the end of the term of his agreement then in effect. In addition, when applying the average compensation definition under the SERP, in the event of any termination of Mr. Toal's employment that would trigger a right to change in control-related benefits, or any other involuntary termination of Mr. Toal's employment (other than for cause), average compensation will be determined as if Mr. Toal had continued service throughout the then applicable term of his agreement and earned an assumed annual bonus based upon a formula set forth in that agreement.

     In the event of Mr. Toal's disability, his agreement provides that Mr. Toal will receive a sum equal to his annual salary in the first year of such disability and a sum equal to 75% of his annual salary for each year thereafter throughout the duration of the disability up to age 65, with continued life, medical, and dental coverage for the same period.

     If Mr. Toal's employment is terminated by Dime Savings (other than for cause), Mr. Toal will receive a lump sum payment equal to two times his annual salary, as well as continuation, until the later to occur of the 18-month anniversary of the date of termination or the end of the remaining term of his agreement at the effective date of termination, of life, medical and dental insurance coverage, subject to certain conditions. If Mr. Toal voluntarily terminates his employment (except as provided below), generally no additional benefits will be provided to him. Similarly, in general, no continuing benefits are otherwise to be provided to Mr. Toal upon the expiration of the term of his agreement on his 65th birthday, other than the SERP, the Key Executive Life Insurance/Death Benefit Plan described below, and other retiree benefits otherwise payable to him.

     Mr. Toal's agreement also provides for specified benefits following a "change in control." For these purposes, a "change in control" is generally defined to include (1) the acquisition of more than 35% of the voting power of Dime Bancorp by any person, entity or group; (2) if the individuals who were members of the Board of Directors on July 24, 1997, and others whose appointment or nomination was recommended by a vote 2/3 of the directors in office on July 24, 1997 (or by other directors who themselves previously satisfied this requirement), cease to constitute a majority of the Board; (3) a merger or consolidation of Dime Bancorp or any direct or indirect subsidiary of Dime Bancorp unless Dime Bancorp voting securities outstanding before the event continue to represent (in combination with securities held under an employee benefit plan of Dime Bancorp or any subsidiary) at least 65% of the outstanding voting securities of the surviving entity after the merger or consolidation, or unless the merger or consolidation was effected solely to implement a recapitalization of Dime Bancorp or Dime Savings where no person, entity or group becomes the owner of 35% or more of the voting securities of Dime Bancorp or Dime Savings; (4) the execution of a binding agreement for one of the events described in (1) or (3) (unless abandoned); and (5) certain sales of substantially all of Dime Bancorp's consolidated assets, as well as certain other circumstances specified in Mr. Toal's agreement.

     If following a change in control Mr. Toal's employment is involuntarily terminated (other than for cause) during the term of his agreement in effect at the time of the change in control, or if Mr. Toal terminates his employment during such term after (a) he has not been re-elected to the positions set forth above (or, if Dime Bancorp or Dime Savings is not the surviving ultimate parent entity in the transaction giving rise to the change in control, elected as chief executive officer of the ultimate parent entity), (b) there has been a notice of non-renewal of Mr. Toal's agreement other than for cause, or (c) there is a material change in Mr. Toal's functions, duties, or responsibilities to a level of lesser responsibility, importance, or scope, Mr. Toal will be entitled to the SERP enhancement described above, as well as other benefits. These additional benefits include a lump sum equal to three times his "Annual Compensation," as well as (to the extent permissible under the underlying plan) continued exercisability of all vested stock options as if there had not been a termination of employment (including options that vest upon Mr. Toal's retirement), and continued disability, medical, and dental insurance coverage for Mr. Toal and his spouse for the remainder of their lives, subject to certain conditions. For these purposes, "Annual Compensation" at any time means the sum of his annual salary plus an assumed annual bonus based upon a formula set forth in Mr. Toal's agreement.

     Agreement with Mr. Koons. Effective as of December 15, 1998, Dime Savings entered into an employment agreement with Mr. Koons, which also replaced a previous agreement. The term of Mr. Koons' agreement extends until June 30, 2002.

     Mr. Koons' agreement provides that he will serve as an Executive Vice President of Dime Bancorp and Dime Savings and as Chief Executive Officer of North American Mortgage Company through at least June 30, 1999. His agreement also provides that, during the period from July 1, 1999 through June 30, 2000, Mr. Koons will serve as transitional Chief Executive Officer of North American until a successor

Chief Executive Officer is appointed and that he will continue as an employee of Dime Savings after he ceases serving as Chief Executive Officer of North American, through the end of the term of his agreement.

     Under his agreement, Mr. Koons is required to devote substantially all of his business time to his duties under the agreement through June 30, 1999. After that date, Mr. Koons is required to devote a lesser amount of time to his duties under the agreement and will be permitted to engage in certain other non-competitive activities during those periods. Mr. Koons' agreement provides for annualized salary at a rate of $375,000 for the period ending June 30, 1999. For the period from July 1, 1999 through June 30, 2000, Mr. Koons' agreement provides for a salary at the rate of $250,000, and for each of the 12-month periods thereafter for a salary at the rate of $175,000, in each case subject to increase on a per diem basis if Mr. Koons works for more than an agreed upon minimum number of days in each such period.

     Pursuant to the terms of his agreement, Mr. Koons also participates in the SERP, with a pension goal of not less than 50%, and other terms as specified in his SERP grant (described above). Mr. Koons is also provided with supplemental benefits to the extent he is otherwise unable, on account of his employment status, to participate in the Retirement Plan and the Benefit Restoration Plan (with such benefits acting as an offset of his SERP benefit) and a supplemental payment to the extent he is otherwise unable, on account of such status, to participate in Dime Bancorp's qualified defined contribution plan and the related provisions of the Benefit Restoration Plan.

     In the event of Mr. Koons' permanent disability, Dime Savings will pay Mr. Koons his annual salary for up to one year, less the maximum benefit available under the Dime Savings' disability insurance coverage, and will generally continue to provide certain benefits for the remaining term of the agreement. If Mr. Koons' employment is terminated without cause, Dime Savings will pay him a lump sum equal to his aggregate salary payable for the remaining term of Mr. Koons' agreement (assuming he works the minimum number of agreed-upon days set forth in his agreement), as well as generally continue certain benefits for such remaining term. Mr. Koons has the right under the agreement to treat any relocation of his principal place of business more than 75 miles from Tampa, Florida as a termination without cause, if he makes an election to so treat it within 30 days of the relocation. Under Mr. Koons' agreement, to the extent permitted by the relevant plan, upon an involuntary termination of Mr. Koons' employment (other than for cause), or a termination upon a relocation treated (by Mr. Koons' election) as an involuntary termination without cause, grants of options and restricted stock previously made to Mr. Koons generally will vest (and, with respect to options, become exercisable). Upon an involuntary termination without cause, to the extent permitted, options will remain exercisable by Mr. Koons for their remaining terms. (An Agreement Regarding Initial Employment Terms with Mr. Koons dated December 2, 1996 provides for exercisability for the full remaining term, to the extent vested, of the options therein promised (with a value of 60% of his base pay) for grant during the first two years of his employment in the event of any termination of his employment other than for cause.)

     Mr. Koons' agreement provides for enhanced severance benefits following a change in control (defined in the same manner as under Mr. Toal's agreement). Those benefits will be payable if, after a covered change in control, Mr. Koons' employment is terminated by Dime Savings (other than for cause), or if Mr. Koons terminates his employment during the term in effect at the time of the change in control after a decrease in his annual salary (not otherwise contemplated by his agreement) or a material downgrading of his duties or responsibilities from those contemplated under Mr. Koons' agreement. In either of those events, Mr. Koons is to be entitled to payment equal to three times his annual salary (assuming for these purposes that he works the minimum number of agreed upon full-time equivalent days during any of the periods set forth in Mr. Koons' agreement), and continuation of all life, disability, medical and dental insurance coverage for the remaining term of his agreement, subject to certain conditions. Mr. Koons' agreement also would then provide for continued exercisability of all vested options for the remainder of their terms, and immediate vesting and continued exercisability of all restricted stock and non-vested options held by Mr. Koons, as if there had not been such a termination of service upon the change in control (to the extent permitted by the relevant plan under which the options were granted). In the event of a termination of service triggering change in control benefits, Mr. Koons will also fully vest in his SERP benefit and be eligible for a payment to make up any amount forfeited under Dime's 401(k) plan or any other qualified defined contribution plan of Dime Bancorp and the related provisions of the Benefit Restoration Plan.

     Agreement with Mr. Burriesci. Effective as of January 30, 1998, Dime Savings entered into an employment agreement with Mr. Burriesci, which also replaced a previous agreement. The term of Mr. Burriesci's agreement extends to March 1, 2002, with automatic renewal applying each March 1st, absent earlier non-renewal. Dime Bancorp is jointly and severally liable for the obligations of Dime Savings under Mr. Burriesci's agreement.

     Mr. Burriesci's agreement provides that he will serve as Chief Financial Officer of Dime Bancorp and Dime Savings, and provides an annual salary during the period of the agreement ending July 1, 2000, at the rate of $375,000. This annual salary is subject to periodic review and possible increase, or up to a 25% decrease (but not below the level set forth above). Under an Agreement Regarding Initial Employment Terms effective as of July 1, 1997, Mr. Burriesci effectively has a minimum target cash incentive opportunity for 1999 of 50% of base pay as in effect on December 31, 1999. Mr. Burriesci's initial terms agreement also provides for a promise of long-term incentive awards in the form of options with a value of at least 75% of base pay for each of 1999 and 2000, to the extent approved by the Compensation Committee, and provides for certain perquisites.

     Pursuant to the terms of his employment agreement, Mr. Burriesci also participates in the SERP, with a pension goal of not less than 50% of average SERP-covered compensation (as more fully described above). Mr. Burriesci's agreement also provides for a benefit based upon a doubling of Retirement Plan and related Benefit Restoration Plan accruals (offset by actual Retirement Plan accruals) during the first ten years of his employment, with vesting of that benefit after three years. This benefit will act as an offset of Mr. Burriesci's SERP benefit, if one is payable.

     In the event of Mr. Burriesci's permanent disability, Dime Savings will pay Mr. Burriesci his annual salary for up to one year, less the maximum benefit available under Dime insurance coverage, and will generally continue to provide certain benefits for the remaining term of Mr. Burriesci's agreement then in effect. If Mr. Burriesci's employment is terminated without cause, Dime Savings will continue to pay him his annual salary (as in effect at the termination date) for 18 months, as well as generally continue certain benefits for the same period. Under Mr. Burriesci's Agreement Regarding Initial Employment Terms, Mr. Burriesci will also have full vesting of the restricted stock and options granted in connection with the commencement of his employment if his employment is involuntarily terminated other than for cause.

     Mr. Burriesci's agreement also provides for enhanced severance benefits (in lieu of the termination benefits described above) following a change in control (defined in the same manner as under Mr. Toal's agreement). If, after a covered change in control, Mr. Burriesci's employment is terminated by Dime Savings (other than for cause), or if Mr. Burriesci terminates his employment during the term in effect at the time of the change in control after a decrease in his annual salary (to a level below that which applied before the change in control) or a material downgrading of his duties or responsibilities from those in effect immediately prior to the change in control, the enhanced benefits will be payable. In either of those events, Mr. Burriesci is to be entitled to (i) payment equal to three times the sum of his annual salary and target cash incentives for which Mr. Burriesci was eligible (for the year in question) immediately before the termination, and (ii) continuation of all life, disability, medical and dental insurance coverage for the remaining term of his agreement at the time of the termination, subject to certain conditions. Mr. Burriesci's agreement also includes a provision for continued exercisability of all vested options for the remainder of their terms and continued vesting and exercisability of all non-vested options as if there had not been a termination of service upon a change in control (to the extent permitted by the relevant plan under which the options were granted). In the event of a termination of service triggering change in control benefits, Mr. Burriesci will also fully vest in his SERP benefit and be eligible for a payment to make up any amount forfeited under any qualified defined contribution plan of Dime Bancorp and the related provisions of the Benefit Restoration Plan.

     Other Agreements. Mr. Munoz and Mr. Daras are each party to an employment agreement with Dime Savings, with a current term until March 1, 2002. Each agreement was entered into as of January 30, 1998 and replaced an earlier agreement. Each agreement provides for automatic renewal each March 1st, absent earlier non-renewal.

     Each of the employment agreements with Messrs. Munoz and Daras provides for an annual salary that is subject to periodic review and possible increase or up to a 25% decrease. If the individual becomes permanently disabled and his employment agreement is terminated by Dime for that reason, Dime will pay the individual his annual salary for up to one year, less the maximum benefit available under Dime's disability insurance coverage and will generally continue to provide certain benefits for the remaining term in effect.

     Each of these employment agreements provides for SERP participation, with a pension goal of not less than 50% of average SERP-covered compensation. Additionally, the employment agreements with Messrs. Munoz and Daras provide that, if Dime terminates the individual's employment without cause, he is generally entitled to a continuation of his salary and certain benefits for a period of between six and 18 months, depending on his length of employment and his age at the time of termination.

     Each of the employment agreements with Messrs. Munoz and Daras provides for certain severance payments and benefits following a change in control of Dime if the employment agreement is terminated by (a) Dime without cause or (b) the individual during the term in effect at the time of the change in control after a decrease in his annual salary or a material downgrading in his duties or responsibilities. For these purposes, a change in control is defined in the same manner as under Mr. Toal's agreement. The benefits to be provided to each of these individuals in such events will be (i) payment equal to three times the sum of his annual salary and target cash incentives for which he was eligible immediately before the termination, and (ii) continuation of all life, disability, medical, and dental insurance coverage for the remaining term of the employment agreement at the time of the termination (as long as continued contributions are made by him). These agreements also include a provision for continued exercisability of all vested stock options for the remainder of their terms and continued vesting and exercisability of all non-vested stock options as if there had not been a termination of service upon a change in control (to the extent permitted by the relevant plan under which the options were granted). These agreements additionally include a provision for full vesting of SERP benefits, and a payment to make up any amount forfeited under any qualified defined contribution plan of Dime Bancorp and the related provisions of the Benefit Restoration Plan, in the event of a termination of service triggering change in control benefits.

     Miscellaneous. Each of the employment agreements for Messrs. Toal, Koons, Burriesci, Munoz and Daras provides that, if the amounts become payable other than as a result of events following a change in control, and if those amounts would be deemed to constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code that would, when added to other similar amounts, result in an excise tax under Section 4999 of the Internal Revenue Code, they will be reduced to avoid the imposition of such excise tax. However, the SERP benefit described above will not be so reduced. In the event of a change in control, or in the absence of a change in control, in the event that the SERP benefit results in the imposition of such an excise tax (but after the reduction of other benefits, as described above), Dime will make an additional payment or payments so as to provide the executive with the benefits he would have received in the absence of such tax. Dime will not be entitled to a federal income tax deduction for any "excess parachute payments," including any additional amounts paid pursuant to the "gross-up" provisions of the respective employment agreements with regard to such taxes.

     Each of the foregoing employment agreements includes provisions conditioning payments thereunder on compliance with statutory and regulatory restrictions.

     In the course of reviewing and updating its standard employment contracts with senior officers, Dime's Board of Directors determined that the provisions in such contracts permitting senior officers to resign voluntarily during a specified period following a change in control and receive a termination payment up to three times their respective annual compensation could have an adverse effect upon Dime or any successor institution following a change in control. As these rights were vested during the term of the senior officers' existing contracts, the Board concluded that it would be considerably less expensive to offer these officers a current payment in exchange for the waiver of these rights than if Dime or a successor had to make full payment (or negotiate such relinquishment) following a change in control. Accordingly, in early 1998, in exchange for the waiver of such rights, senior officers were offered the right to purchase certain shares of restricted stock (together with cash sufficient, net of taxes, to enable the officers to pay the $1.00 per share purchase price of such restricted stock) equal in aggregate value to one year's salary and target bonus. Such offers were accepted by each of the executive officers named in the Summary Compensation Table, and the restricted stock and cash grants made in connection therewith are reflected in that table.

     Each of Messrs. Toal, Burriesci, Munoz and Daras participates in the Key Executive Life Insurance/ Death Benefit Plan of Dime Savings (the "Key Life Plan"), which provides life insurance coverage during their employment generally up to six times the sum of the named executive officer's base salary plus target incentive amounts for the preceding year (three times such amount in the case of Mr. Daras), for which the participant pays a scheduled premium. If the participant terminates employment when eligible to "Retire" (for these purposes, when the participant retires under the Retirement Plan or otherwise after attaining age 55 and completing 5 years of service), the life insurance coverage converts into the right to a death benefit in the same amount for each of the named executive officers (67% of that amount for Mr. Daras), with no additional contributions required by the participant. If the participant terminates employment before he is eligible to Retire, the participant may continue life insurance coverage until age 65 by paying the required premiums and, at that age, can convert to such death benefit, to the extent such benefit has otherwise vested. Vesting in the death benefit depends on service with Dime as a participant in the Key Life Plan, with graded vesting over ten years and full vesting upon retirement under the Retirement Plan or otherwise after attaining age 55 and completing 5 years of service. Full vesting in the death benefit also applies for certain participants (including all of the named executive officers) in the event of certain "change in control" events, as defined in the Key Life Plan, with other change in control events resulting in full vesting only if the participant's service terminates involuntarily or after a reduction in salary or a material downgrading in duties or responsibilities. For Mr. Toal and Mr. Daras, full vesting occurred in connection with the merger of Dime Bancorp and Anchor Bancorp.

     In addition to the severance payments and benefits described above, awards of stock options, restricted stock, and certain other stock-based awards to Dime employees, including the named executive officers, will generally vest upon a change in control of Dime.

COMPARISON OF FIVE-YEAR RETURN TO STOCKHOLDERS

     Set forth below is a line-graph presentation comparing, for the period commencing on the market close on December 31, 1993 through and including December 31, 1998, the yearly percentage change in Dime's cumulative total stockholder return with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Financial Index.(1)
[Total Return Performance Graph]

                                               DIME BANCORP, INCORPORATED            S&P 500               S&P FINANCIAL INDEX
                                               --------------------------            -------               -------------------
'1993'                                                      100                         100                         100
'1994'                                                    95.38                      101.32                       96.48
'1995'                                                   143.08                      139.39                      147.85
'1996'                                                   181.54                      171.26                      199.14
'1997'                                                   374.57                      228.42                      294.09
'1998'                                                   327.26                      293.69                      327.44

(1) Assumes $100 invested on December 31, 1993 in each of Dime's common stock, the S&P 500 Stock Index, and the S&P Financial Index. Total return assumes reinvestment of dividends and other distributions.

CERTAIN TRANSACTIONS

     Ira T. Wender, a director, is the sole owner of Ira T. Wender, P.C., which has provided service as of counsel to the law firm of Patterson, Belknap, Webb & Tyler LLP since January 1994. Patterson, Belknap, Webb & Tyler LLP provided legal services to Dime in 1998 involving general corporate, commercial real estate lending, litigation, executive compensation and employee benefit matters. Dime has retained that firm to provide legal services during 1999 but cannot at present reasonably estimate the amount of related legal fees to be incurred.

     In January 1997, Dime Savings entered into an agreement with Teamwork Management, Inc., a corporation wholly-owned by Richard W. Dalrymple, a director of Dime, pursuant to which Teamwork Management provides Dime Savings with certain executive recruiting services. It is currently contemplated that additional recruiting assignments may be given by Dime Savings to Teamwork Management in the future pursuant to this agreement as the need arises. However, because the nature and amount of such additional assignments, if any, are not currently known, Dime cannot at present reasonably estimate the amount of any payments that may be made to Teamwork Management in consideration for such future services.

LOANS TO MANAGEMENT

     Directors and officers of Dime and its associates were customers of and had transactions, including loans, with Dime Savings in the ordinary course of business during 1998. All of such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons (except that Dime Savings' policy is to waive certain closing costs with respect to mortgage loans made to employees), and none of such transactions involved more than the normal risk of collectability or presented other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Dime Bancorp's directors and specified officers to file reports of ownership and changes in ownership of their equity securities of Dime Bancorp with the Securities and Exchange Commission and the New York Stock Exchange and to furnish Dime Bancorp with copies of all such reports.

     Based solely upon a review of the copies of these Form 3, 4, and 5 reports and amendments thereto received by Dime Bancorp, and certain written representations received from such persons, Dime believes that all applicable filing requirements were complied with for 1998, and Dime does not know of any such persons who may have failed to file on a timely basis any required form, except as follows: John Morning, a director of Dime, did not timely file a Form 4 reflecting the exercise of an option to purchase 2,500 shares of Dime's common stock on February 11, 1998; and Paul A. Qualben, a director of Dime, did not timely file a Form 4 reflecting the exercise of an option to purchase 3,000 shares of Dime's common stock on June 2, 1998.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of January 31, 1999 (except as noted below) as to Dime's common stock owned by (a) each of Dime Bancorp's current directors, (b) each of the named executive officers, (c) all of Dime Bancorp's directors and executive officers as a group, and (d) each person who, to Dime Bancorp's knowledge, beneficially owned more than 5% of Dime's outstanding common stock.

NAME OF BENEFICIAL OWNER                                                              PERCENT OF
(AND ADDRESS OF OWNERS OF                                SHARES OF COMMON STOCK      OUTSTANDING
MORE THAN 5%)                                            BENEFICIALLY OWNED(1)       COMMON STOCK
-------------------------                                ----------------------      ------------
Lawrence J. Toal.......................................          655,034(2)                 *
Derrick D. Cephas......................................            5,500                    *
Frederick C. Chen......................................           18,360                    *
J. Barclay Collins II..................................            5,500                    *
Richard W. Dalrymple...................................           32,049(3)                 *
James F. Fulton........................................            9,662(4)                 *
Sally Hernandez-Pinero.................................            2,600                    *
Fred B. Koons..........................................           80,429                    *
Virginia M. Kopp.......................................           13,745(5)                 *
James M. Large, Jr.....................................          403,776                    *
John Morning...........................................            9,405                    *
Margaret Osmer-McQuade.................................           25,488(6)                 *
Dr. Paul A. Qualben....................................           28,506                    *
Eugene G. Schulz, Jr...................................           15,658                    *
Howard Smith...........................................           54,500                    *
Dr. Norman R. Smith....................................            5,500                    *
Ira T. Wender..........................................           21,375                    *
Anthony R. Burriesci...................................          133,153                    *
Carlos R. Munoz........................................           77,683                    *
D. James Daras.........................................          151,206(3)(7)              *
FMR Corp. .............................................        7,359,904(8)              6.61%
  82 Devonshire Street
  Boston, MA 02109
All directors and executive officers as a group (23
  persons).............................................        1,978,510(3)              1.77%

---------------
  * Less than 1%.

(1) The directors, nominees, executive officers, and group named in the table above have sole or shared voting power or investment power with respect to the shares listed in the table. Certain of such shares are restricted stock that may be subject to repurchase by Dime Bancorp under certain circumstances. The share amounts listed include shares of Dime's common stock that the following persons have the right to acquire within 60 days from January 31, 1999: Lawrence J. Toal, 448,658; James M. Large, Jr., 253,834; each of Derrick D. Cephas, J. Barclay Collins II, Richard W. Dalrymple, Eugene G. Schulz, Jr., Howard Smith, and Norman R. Smith, 3,500; each of Frederick C. Chen, James F. Fulton, Sally Hernandez-Pinero, Virginia
    M. Kopp, John Morning, Margaret Osmer-McQuade, Paul A. Qualben and Ira T. Wender, 500; Fred B. Koons, 28,899; Anthony R. Burriesci, 72,233; Carlos R. Munoz, 41,333; D. James Daras, 113,164; and all current directors and executive officers as a group, 1,129,671.

(2) Includes 334 shares held by Mr. Toal's spouse, as to which he disclaims beneficial ownership.

(3) Includes shares held by the Trustee of Dime's 401(k) plan with respect to the account of the individual or certain members of the group based on reports dated as of December 31, 1998.

(4) Includes an aggregate of 832 shares owned by or in trust for Mr. Fulton's spouse, as to which he disclaims beneficial ownership.

(5) Includes an aggregate of 3,000 shares owned by or in trust for Mrs. Kopp's spouse, as to which she disclaims beneficial ownership.

(6) Includes 7,000 shares owned in trust for Ms. Osmer-McQuade's spouse, as to which she disclaims beneficial ownership.

(7) Includes 2,100 shares owned in trust for Mr. Daras' spouse, as to which he disclaims beneficial ownership.

(8) The information as to FMR Corp. is derived from a Schedule 13G, dated February 1, 1999, filed by FMR, Edward C. Johnson 3d, and Abigail P. Johnson (together with FMR and Edward Johnson, the "Reporting Person"), which states that, as of December 31, 1998, the Reporting Person, through certain of its affiliates, had sole voting power with regard to 457,400 of the shares indicated above, shared voting power with regard to none of such shares, sole dispositive power with regard to 7,359,904 of such shares, and shared dispositive power with regard to none of such shares. The Schedule 13G also states that the shares indicated above include 276,570 shares beneficially owned by Fidelity International Limited, as to which FMR disclaims beneficial ownership.

                                  PROPOSAL 2:

                      AMENDMENT TO THE DIME BANCORP, INC.
                       1993 EMPLOYEE STOCK PURCHASE PLAN

     Subject to the approval of stockholders at the annual meeting, the Dime Bancorp, Inc. 1993 Employee Stock Purchase Plan has been amended in order to increase the number of shares of Dime's common stock available under the plan. The proposed plan amendment is described more fully below. In addition, the remaining provisions of the Employee Stock Purchase Plan are also summarized below.

PURPOSE OF THE EMPLOYEE STOCK PURCHASE PLAN

     The Employee Stock Purchase Plan is intended to provide eligible employees of Dime Bancorp and participating subsidiaries an opportunity to purchase shares of Dime's common stock. The Board of Directors believes that providing employees with an opportunity to purchase shares of Dime's common stock through the Employee Stock Purchase Plan increases their interest in the growth and continued success of Dime. The plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

     Under the Employee Stock Purchase Plan, eligible employees are offered the right to elect to purchase Dime's common stock during a purchase period not to exceed twelve months. The Compensation Committee determines the number of shares that will be available to each participant pursuant to an offering and establishes a period during which an eligible employee may elect to purchase shares under the Employee Stock Purchase Plan (referred to as the election period), the periods during which payment for those shares may occur, and the method of payment for the shares to be purchased.

     Generally, all full-time employees of Dime Bancorp and participating subsidiaries whose customary employment exceeds 20 hours per week and five months per calendar year and who have been employed at least 90 days at the commencement of the purchase period are eligible to participate in an offering under the Employee Stock Purchase Plan. During the 1998 election period, the number of employees who were eligible to participate in the Employee Stock Purchase Plan was approximately 5,500. The approximate number of employees expected to be eligible to participate in the Employee Stock Purchase Plan at the commencement of the 1999 purchase period is 7,000.

     When the Employee Stock Purchase Plan was approved by Dime's stockholders at the 1993 annual meeting, 1,000,000 shares of Dime's common stock were authorized to be issued under the Employee Stock Purchase Plan. Through the end of the 1997 purchase period, a total of 362,559 shares had been purchased under the Employee Stock Purchase Plan. During the election period for the 1998 offering (which ends on March 31, 1999), eligible employees subscribed to purchase an additional 366,431 shares under the plan. The Compensation Committee currently estimates that eligible employees will elect to purchase approximately 450,000 shares of Dime's common stock during each of the 1999 and 2000 election periods. Thus, in order to be able to continue the Employee Stock Purchase Plan, the Board of Directors is recommending that the stockholders approve an increase in the number of available shares of common stock under the Employee Stock Purchase Plan by 2,000,000, or 1.8% of the Dime's outstanding shares as of January 31, 1999. The Compensation Committee will continue to have authority to adjust the number or kind of shares that may be made available for purchase under the Employee Stock Purchase Plan and the price per share in the case of certain changes in Dime's common stock, such as by reason of a stock dividend, recapitalization, reorganization, merger, or consolidation.

     The amended Employee Stock Purchase Plan continues to provide that the purchase price for each share of Dime's common stock to be purchased under the plan will be established by the Compensation Committee, but will not be less than 85%, or more than 100%, of the "fair market value" of such stock (which is defined under the plan to be the closing price of Dime's common stock as reported on the New York Stock Exchange Composite Transaction Reporting System) on the first day of a purchase period. (To date, the Compensation Committee has set the purchase price for shares of Dime's common stock under the Employee Stock Purchase Plan at less than 100% of the fair market value of such stock at the start of the purchase period only in 1994 (85%), which was the first offering under the plan.) Participants will, if permitted, continue to be able to elect to pay for the shares purchased by means of payroll deductions, a lump sum payment or through a "cashless exercise" program, whereby shares elected to be purchased by a participant are sold with the proceeds contemporaneously applied to the purchase price. In general, a participant will continue to be able to cancel a purchase authorization at any time up to the fifth business day prior to the end of the purchase period (unless the participant has elected to utilize the cashless exercise program, if offered).

     The amended Employee Stock Purchase Plan continues to provide that no employee's rights to purchase shares may accrue at an annual rate greater than $25,000 in fair market value of Dime's common stock (determined as of the beginning of each purchase period) in any calendar year. The number of shares made available for purchase under an offering will be the same for all eligible employees or will be based upon a uniform relationship to the annual rate of regular basic compensation of each employee as determined by the Compensation Committee.

     It is expected that no federal taxable income should be recognized by participants in the plan at the time the right to purchase shares of Dime common stock is granted or when such right is exercised. Except in the case of certain disqualifying dispositions by a participant of stock purchased under the Employee Stock Purchase Plan, Dime will not be entitled to a federal income tax deduction upon a participant's exercise of the right to purchase shares of Dime's common stock under the plan. In addition, if a cashless exercise program involving sales of shares is used, the participant, at the time such shares are purchased and sold, will recognize ordinary income equal to the excess, if any, of the fair market value of the shares at the beginning of the purchase period over the purchase price paid for the shares. Dime will generally be entitled, in such instance, to an income tax deduction equal to the amount of income recognized by the participant.

     The amended Employee Stock Purchase Plan will continue to provide that it may be amended, discontinued, or terminated at any time by the Board of Directors, except that the maximum number of shares that may be offered to eligible employees may not be increased without the approval of the stockholders. The Board's amendment authority is also held by the Compensation Committee. In addition, the Benefits Committee of Dime Bancorp has authority (to the extent such authority does not adversely affect compliance with Section 16(b) of the Securities Exchange Act of 1934) to make necessary or appropriate amendments to the Employee Stock Purchase Plan to facilitate the administration, management, or interpretation of the plan, so long as such amendment does not materially increase the cost to Dime of maintaining the plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE DIME BANCORP, INC. 1993 EMPLOYEE STOCK PURCHASE PLAN AS SET FORTH IN PROPOSAL 2. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES PRESENT, IN PERSON OR BY PROXY, AT THE ANNUAL MEETING IS REQUIRED TO APPROVE PROPOSAL 2.

                                  PROPOSAL 3:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP, certified public accountants, audited Dime's consolidated financial statements for the fiscal year ended December 31, 1998, for which it was paid $638,950. The Board of Directors has appointed KPMG LLP to continue to audit Dime's consolidated financial statements for the fiscal year ending December 31, 1999 and recommends that stockholders vote FOR ratification of such appointment.

     It is expected that representatives of KPMG LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are expected to be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCK HOLDERS VOTE FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS.

                   2000 ANNUAL MEETING STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in Dime Bancorp's proxy statement for the annual meeting of stockholders to be held in 2000, all stockholder proposals must be submitted to the Secretary of Dime Bancorp at its offices at 589 Fifth Avenue, New York, New York 10017, on or before December 2, 1999. Under Dime Bancorp's By-laws, stockholder nominations for director and stockholder proposals not included in Dime Bancorp's 2000 proxy statement, in order to be considered for possible action by stockholders at the 2000 annual meeting of stockholders, must be submitted to the Secretary of Dime Bancorp, at the address set forth above, not less than 60 nor more than 90 days in advance of March 31, 2000. In addition, stockholder nominations and stockholder proposals must meet other applicable criteria set forth in the By-laws of Dime Bancorp in order to be considered at the 2000 annual meeting.

     The Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for consideration at the 2000 annual meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are likely to be brought before the annual meeting. If any other matters, not now known, properly come before the meeting or any adjournments, the persons named in the enclosed proxy card, or their substitutes, will vote the proxy in accordance with their judgment on such matters. Under the By-laws of Dime Bancorp, no new business or proposals submitted by stockholders shall be acted upon at the annual meeting unless such business or proposal was stated in writing and filed with the Secretary of Dime Bancorp not earlier than December 31, 1998 and not later than January 30, 1999. No new business or proposals were submitted within this time period.

                           SOLICITATION AND EXPENSES

     All costs in connection with the solicitation of the enclosed proxy will be paid by Dime. Dime has retained Georgeson & Company Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,000, plus reimbursement of expenses.

     In addition to the solicitation of proxies by mail, proxies may be solicited by directors and officers of Dime, by personal interview, telephone, telegraph and mail. Brokerage houses, banks and other fiduciaries will be requested to forward the soliciting material to their principals and obtain authorization for the execution of proxies and will be reimbursed for their reasonable out-of-pocket expenses.

                                          DIME BANCORP, INC.
                                          /s/ Gene C. Brooks
                                          Gene C. Brooks
                                          Secretary

Dated: March 31, 1999

                                  DETACH HERE
-------------------------------------------------------------------------------

                                REVOCABLE PROXY

                               DIME BANCORP, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                  FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Lawrence J. Toal, James E. Kelly and Gene C. Brooks as proxies, severally, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of Dime Bancorp, Inc. held of record by the undersigned on March 5, 1999 as directed and, in their discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on April 29, 1999 and any adjournments.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR NAMED BELOW AND IN FAVOR OF PROPOSAL 2 AND PROPOSAL 3 LISTED ON THE REVERSE SIDE.

Your vote for or against the election of the entire state of nominees for director may be indicated on the reverse side. The nominees are:

Derrick D. Cephas, Richard W. Dalrymple, Fred B. Koons, Margaret Osmer-McQuade, Howard Smith and Ira T. Wender.

          TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THEIR NAME(S) ON THE LINE PROVIDED ON THE REVERSE SIDE.

-----------                                                         -----------
SEE REVERSE              TO BE SIGNED ON REVERSE SIDE               SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                         -----------

DIME BANCORP, INC.
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040


Dear Stockholder:

Dime Bancorp, Inc. encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically by telephone or through the Internet. This eliminates the need to return the proxy card.

TO VOTE BY TELEPHONE:

- Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683). For stockholders residing outside the United States call collect on a touch-tone phone 1-201-536-8073.

- Enter your 14-digit Voter Control Number located on your proxy card above your name.

- Follow the recorded instructions.

TO VOTE BY INTERNET:

- Go to the Website http://www.eproxyvote.com/dme

- Enter your 14-digit Voter Control Number located on your proxy card above your name.

- Follow the instructions provided.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned your proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

                                  DETACH HERE

    Please mark
[X] votes as in
    this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2,
AND 3.

1. Election of Directors. (vote regarding entire slate)                                                    FOR    AGAINST    ABSTAIN
   Nominees: (01) Derrick D. Cephas, (02) Richard W.              2.  Approval of an amendment to the      [ ]      [ ]        [ ]
             Dalrymple, (03) Fred B. Koons, (04) Margaret             Dime Bancorp, Inc. 1993 Employee
             Osmer-McQuade, (05) Howard Smith and                     Stock Purchase Plan.
             (06) Ira T. Wender
                                                                  3.  Ratification of Independent          [ ]      [ ]        [ ]
                                                                      Public Accountants.
               FOR                  WITHHELD
               ALL [ ]          [ ] FROM ALL                      IF MULTIPLE COPIES OF STOCKHOLDER REPORTS ARE BEING          [ ]
          NOMINEES                  NOMINEES                      RECEIVED AT THIS ADDRESS, MARK HERE IF YOU WOULD LIKE TO
                                                                  DISCONTINUE MAILING TO THIS ACCOUNT. (NOTE: AT LEAST ONE
                                                                  STOCKHOLDER REPORT MUST BE MAILED.)

   [ ] ____________________________________________               MARK HERE IF YOU PLAN TO ATTEND THE MEETING                  [ ]
       For all nominees except as noted above
                                                                  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                [ ]

                                                                  Please sign, date, and return this card promptly in the enclosed envelope. Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:___________________________________ Date:_________      Signature:___________________________________ Date:_________